Exhibit 99.1

VRINGO ANNOUNCES YEAR END RESULTS FOR 2013

NEW YORK — March 10, 2014 — Vringo, Inc. (NASDAQ: VRNG), a company engaged in the innovation, development and monetization of intellectual property, today announced operating results for the year ended December 31, 2013. Vringo also released a new investor presentation, which is available online at http://bit.ly/1oFniVe. The transcript from Vringo's recent investor update call, held February 12, 2014, is available online at http://bit.ly/1cOScW7.

Operating Results for the Year Ended December 31, 2013

▪	As of December 31, 2013, we had approximately $33.6 million of cash and cash equivalents. We expect these funds will be sufficient to support our current operations and allow timely execution of our current business plans.

▪	Our average monthly use of cash in operations for the year ended December 31, 2013 was approximately $2.0 million per month. We expect this figure to decrease in 2014 and believe that our cash balance is sufficient for Vringo to operate through 2014 and 2015, conservatively without budgeting for a significant revenue event.

▪	During 2013, we recorded revenues of $1.1 million.

▪	Our net loss from continuing operations was approximately $41.7 million for the year ended December 31, 2013, mainly attributable to the following:

o	Operating legal costs of $20.0 million, mainly in connection with ongoing litigations against ZTE Corporation, Google, Inc., ASUSTeK Computer, Inc., and certain of their affiliates and customers, and other planned enforcements of our intellectual property.

o	General and administrative and other expenses of $6.3 million.

o	Non-cash expense of approximately $12.0 million related to equity-based compensation.

o	Non-cash expense of approximately $3.4 million related to the amortization of our patents.

▪	On December 31, 2013, we entered into a purchase agreement with Infomedia Services Ltd. (“Infomedia”) for the sale of our mobile social application business. The transaction closed on February 18, 2014 upon which we received an equity stake of approximately 8% of Infomedia.

▪	Our net loss from discontinued operations was approximately $10.7 million mostly driven by a one-time non-cash impairment charge of approximately $7.3 million in connection with the sale of our mobile social application business.

▪	On a per share basis, our total net loss (from both continuing and discontinuing operations) increased by 19% to $0.63 per basic share, compared to a net loss of $0.53 per basic share reported by the Company for the year ended December 31, 2012. The increase in basic loss per share was mostly driven by increases in operating legal costs and the one-time impairment charge related to the sale of our mobile social application business.

 About Vringo, Inc.

Vringo, Inc. is engaged in the innovation, development and monetization of intellectual property and mobile technologies.  Vringo`s intellectual property portfolio consists of over 500 patents and patent applications covering telecom infrastructure, internet search, and mobile technologies.  The patents and patent applications have been developed internally, and acquired from third parties.   For more information, visit: www.vringo.com.

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein.  Factors that could cause actual results to differ materially include, but are not limited to: our inability to license and monetize our patents, including the outcome of the litigation against online search firms and other companies; our inability to monetize and recoup our investment with respect to patent assets that we acquire; our inability to develop and introduce new products and/or develop new intellectual property; new legislation, regulations or court rulings related to enforcing patents, that could harm our business and operating results; unexpected trends in the mobile phone and telecom infrastructure industries; our inability to raise additional capital to fund our combined operations and business plan; our inability to maintain the listing of our securities on a major securities exchange; the potential lack of market acceptance of our products; potential competition from other providers and products; our inability to retain key members of our management team; the future success of Infomedia and our ability to receive value from its stock; and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K filed with the SEC on March 10, 2014.  Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Investors and Media:

Cliff Weinstein

Executive Vice President

Vringo, Inc.

646-532-6777

cweinstein@vringoinc.com